Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES 2017 SECOND QUARTER FINANCIAL RESULTS

Reconciliation of non-GAAP financial measures, including FFO, Adjusted FFO, Property NOI, EBITDA and Adjusted EBITDA
are included in the accompanying financial tables.

•	Second Quarter 2017 AFFO per share of $0.40 on an annualized basis, in line with management's guidance of $0.40- $0.42.

•	GAAP and cash basis same-store NOI growth for the three months ended June 30, 2017 of (4.9)% and (5.4)%, respectively.

•	Sale of Steak n' Shake outparcel at Rivergate and land parcel at Carolina Place resulting in a gain of $1.0 million.

•	Ended June 30, 2017 with unrestricted cash and cash equivalents of $7.1 million.

Virginia Beach, VA –August 8, 2017 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today reported operating and financial results for its second quarter ended June 30, 2017 and the six month period ended June 30, 2017.

2017 Second Quarter Highlights (all comparisons to the same prior year period unless otherwise noted)

•	Total revenue from continuing operations increased by 32.8% or $3.6 million.

•	Property Net Operating Income ("NOI") from continuing operations increased by 26.6% to approximately $10.1 million.

•
Adjusted Funds from Operations ("AFFO") of $0.40 per share of the Company's common stock, $0.01 par value per share ("Common Stock"), and common unit ("Operating Partnership Unit" or "OP Unit") in our operating partnership, Wheeler REIT, L.P. (the "Operating Partnership").

•
For the three month period, the Company declared quarterly cash dividends of approximately $0.34 per common share and OP Unit. On an annualized basis, this amounted to a dividend of $1.44 per common share and OP Unit, given the first quarter dividend of $0.42 per common share and OP Unit or a 14.1% dividend yield based on the June 30, 2017 closing price of $10.21 per share.

•	Completed the sale of Steak n' Shake outparcel at Rivergate and Carolina Place land parcel resulting in a gain of $1.0 million.

2017 Year-to-Date Highlights (all comparisons to prior year unless otherwise noted)

•	Total revenue from continuing operations increased by 43.6% or $8.8 million.

•	NOI from continuing operations increased by 42.6% to approximately $20.0 million.

•	AFFO of $0.70 per share of Common Stock and OP Unit.

•	Average rental rate increase on renewals signed during the year was 1.25%.

•	Completed sales of discontinued operations and assets held for sale resulting in a total gain of $1.5 million.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “I am pleased that the Company is reporting earnings of $0.40 in line with guidance for the second quarter. We had some very positive movement in the second quarter, despite operating in a currently challenging retail environment. The sale of the two parcels demonstrates the strong demand for space in the secondary and tertiary markets, which we believe remain largely insulated from e-commerce retail trends. While the grocery store industry continues to evolve, we are confident that our retailers will adapt to consumer habits and that our real estate will remain the dominant location for retail in our markets.”

2017 Second Quarter Financial Review

•
Total revenue from continuing operations increased by approximately 32.80% to $14.7 million for the three months ended June 30, 2017, compared with total revenue from continuing operations of $11.1 million for the same prior year period.

•
Net loss attributable to Common Stock shareholders was $3.2 million for the three months ended June 30, 2017, or $0.37 per basic and diluted share, compared to a net loss of $3.2 million, or $0.38 per basic and diluted share, for the same prior year period.

◦
The changes in net loss were primarily due to the incremental NOI derived from the nine retail property acquisitions occurring subsequent to June 30, 2016 and fourteen that occurred during the three months ended June 30, 2016, $1.0 million net gain on sale of the Carolina Place land parcel and Rivergate Steak n' Shake outparcel and lower general and administrative expenses due to an overall decrease in salaries and compensation. These amounts were partially offset by additional depreciation, amortization, interest expense and preferred stock dividends.

•
Wheeler reported Funds From Operations ("FFO") available to Common Stock shareholders and holders of OP Units of $2.3 million for the three months ended June 30, 2017, or $0.24 per share of Common Stock and OP Unit, compared to $1.3 million, or $0.14 per share of Common Stock and OP Unit for the same prior year period.

•
AFFO was $3.7 million for the three months ended June 30, 2017, or $0.40 per share of Common Stock and OP Unit, compared to AFFO of $2.7 million, or $0.29 per share of Common Stock and OP Unit for the same prior year period.

•
NOI from continuing operations increased by 26.6% to $10.1 million for the three months ended June 30, 2017, as compared to NOI from continuing operations of $8.0 million for the same prior year period.

•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") was $9.9 million for the three months ended June 30, 2017, as compared to $6.3 million of Adjusted EBITDA for the same prior year period.

•
The Company recorded $360 thousand in interest income on notes receivable and $163 thousand in development fees for the three months ended June 30, 2017 attributable to Sea Turtle Marketplace ("Sea Turtle Development").

2017 Year-to-Date Financial Review

•
Total revenue from continuing operations increased by approximately 43.6% to $29.0 million for the six months ended June 30, 2017, compared with total revenue from continuing operations of $20.2 million for the same prior year period.

•
Net loss attributable to Common Stock shareholders was $6.8 million for the six months ended June 30, 2017, or $0.79 per basic and diluted share, compared to a net loss of $7.0 million, or $0.83 per basic and diluted share, for the same prior year period.

◦
The decrease in net loss was primarily due to the incremental NOI derived from the nine retail property acquisitions occurring subsequent to June 30, 2016, $1.5 million gain on the sale of the Ruby Tuesday's and Outback properties at Pierpont Shopping Center, $1.0 million net gain on sale of the Carolina Place land parcel and the Rivergate Steak n' Shake outparcel and lower general and administrative expenses due to an overall decrease in salaries and compensation. These amounts were partially offset by additional depreciation, amortization, interest expense and preferred stock dividends.

•
Wheeler reported FFO available to Common Stock shareholders and holders of OP Units of $3.7 million for the six months ended June 30, 2017, or $0.40 per share of Common Stock and OP Unit, compared to $2.2 million, or $0.25 per share of Common Stock and OP Unit for the same prior year period.

•
AFFO was $6.6 million for the six months ended June 30, 2017, or $0.70 per share of Common Stock and OP Unit, compared to AFFO of $4.6 million, or $0.51 per share of Common Stock and OP Unit for the same prior year period.

•
NOI from continuing operations increased by 42.6% to $20.0 million for the six months ended June 30, 2017, as compared to NOI from continuing operations of $14.0 million for the same prior year period.

•	Adjusted EBITDA was $18.7 million for the six months ended June 30, 2017, as compared to $10.8 million of Adjusted EBITDA for the same prior year period.

•	The Company recorded $716 thousand in interest income on notes receivable and $299 thousand in development fees for the six months ended June 30, 2017 attributable to Sea Turtle Development.

Leasing Review

•
For the three months ended June 30, 2017, the Company executed 23 renewals totaling 108,743 square feet at a weighted-average decrease of $(0.21) per square foot, representing a decrease of (2.45)% over prior rates. In December 2016, at the time of the Village of Martinsville acquisition a decrease in rent was anticipated for the 23,523 square foot space occupied by Office Max. The renewal occurred in the three months ended June 30, 2017 at a premium to the Company's underwritten rental rate at the time of acquisition. If adjusted to exclude the Office Max renewal the weighted-average increase on renewals for the three months ended June 30, 2017 would total $0.14 per square foot, representing an increase of 1.61% over prior rates.

•
For the six months ended June 30, 2017, the Company executed 56 renewals totaling 287,864 square feet at a weighted-average increase of $0.11 per square foot, representing an increase of 1.25% over prior rates. As discussed above, if adjusted to exclude the Office Max renewal the weighted-average increase on renewals for the six months ended June 30, 2017 would total $0.25 per square foot, representing an increase of 2.90% over prior rates.

•	For the three months ended June 30, 2017, Wheeler signed 14 new leases totaling approximately 33,792 square feet with a weighted-average rate of $13.06 per square foot.

•	For the six months ended June 30, 2017, Wheeler signed 32 new leases totaling approximately 88,071 square feet with a weighted-average rate of $13.59 per square foot.

•
Approximately 3.2% of Wheeler’s gross leasable area ("GLA") is subject to leases that expire during the six months ending December 31, 2017. Of the GLA expiring during the six months ending December 31, 2017, 39.8% have options to renew. Based on recent market trends, the Company believes that tenants will renew these leases at amounts and terms comparable to existing lease agreements.

•
Same-store NOI year-over-over growth for the three months ended June 30, 2017 was (4.9)% on a GAAP basis and (5.4)% on a cash basis. The same-store pool comprises the 3.2 million square feet that the Company owned as of January 1, 2016. Same-store results were driven by a 2.2% decrease in property revenues primarily resulting from the closure of Career Point Business School and an increase of 5.6% in property operating expenses as a result of the allocation of certain property management and facilities maintenance personnel expenses and related travel costs which were not allocated during the respective prior year period.

•
Same-store NOI year-over-over growth for the six months ended June 30, 2017 was (1.5)% on a GAAP basis and (2.9)% on a cash basis. The same-store pool comprises the 3.2 million square feet that the Company owned as of January 1, 2016. Same-store results were driven by a decrease of 1.1% in property revenues primarily resulting from the closure of Career Point Business School while property expenses remained relatively flat.

•	The Company's leased percentage is 94.3% of GLA at June 30, 2017, including leases executed through July 5, 2017.

Balance Sheet Summary

•	The Company’s cash and cash equivalents were $7.1 million at June 30, 2017, compared to $4.9 million at December 31, 2016.

•	Wheeler’s net investment properties as of June 30, 2017 (including assets held for sale) totaled at $384.4 million, as compared to $389.2 million as of December 31, 2016.

•
The Company’s total debt was $311.4 million at June 30, 2017 (including debt associated with assets held for sale), compared to $315.0 million at December 31, 2016. Wheeler’s weighted-average interest rate and term of its debt (including debt associated with assets held for sale) was 4.5% and 5.00 years, respectively, at June 30, 2017, compared to 4.3% and 5.55 years, respectively, at December 31, 2016.

Dividend Distribution

•	For the three months ended June 30, 2017, the Company declared approximately $3.2 million in dividend payments to the holders of our Common Stock and OP Units.

•	For the three months ended June 30, 2017, the Company declared approximately $2.3 million in dividend payments to the holders of our Series A, Series B, and Series D preferred stock.

•	For the six months ended June 30, 2017, the Company declared approximately $7.1 million in dividend payments to the holders of our Common Stock and OP Units.

•	For the six months ended June 30, 2017, the Company declared approximately $4.6 million in dividend payments to the holders of our Series A, Series B, and Series D preferred stock.

Dividend Payout Schedule

•
As previously announced, the Company amended its Common Stock dividend payment schedule such that dividends were paid quarterly commencing in July 2017 to shareholders of record on June 30, 2017 and future dividends are expected to be paid quarterly. Furthermore, it was announced that the annualized Common Stock rate was adjusted to $1.44 on an annualized basis, given the first quarter dividend of $0.42 per share.

Subsequent Activity

•	On July 18, 2017, the Company extended the $3.39 million Walnut Hill Loan maturity to October 31, 2017.

•
On August 7, 2017, the Company executed a Third Amendment to the KeyBank Credit Agreement (the "Third Amendment"). The Third Amendment changed the interest payment date to the first day of each calendar month and decreased the total commitment on the revolving credit line by $25 million to $50 million effective October 7, 2017. The Company and KeyBank agreed Shoppes at Myrtle Park shall continue to be included in the calculation of the Borrowing Base Availability (as defined in the Credit Agreement) through December 21, 2017.

Third Quarter 2017 Outlook and Guidance
Management will discuss Third Quarter 2017 and Full-Year 2017 guidance on the earnings conference call (August 9, 2017) at 10:00 AM ET.

Conference Call Dial-in and Webcast Information:
The dial-in numbers are:
Live Participant Dial-In (Toll-Free): 877-407-3101
Live Participant Dial-In (International): 201-493-6789

The conference call will also be webcast. To listen to the call, please go to the Investor Relations section of Wheeler’s website at
www.whlr.us, or click on the following link: http://whlr.equisolvewebcast.com/q2-2017.

Supplemental Information
Further details regarding Wheeler Real Estate Investment Trust, Inc.’s operations and financials for the period ended June 30, 2017, including a supplemental presentation, are available through the Company’s website by visiting www.whlr.us.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. For additional information about the Company, please visit: www.whlr.us.

Financial Information
A copy of Wheeler’s Quarterly Report on Form 10-Q, which includes the Company’s consolidated financial statements and management’s discussion & analysis of financial condition and results of operations, will be available upon filing via the U.S. Securities and Exchange Commission website (www.sec.gov) or through Wheeler’s website at www.whlr.us.

FFO, AFFO, Pro Forma AFFO, Property NOI, EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. Wheeler considers FFO, AFFO, Pro Forma AFFO, Property NOI, EBITDA and Adjusted EBITDA to be important supplemental measures of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions, the Company believes that it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the operating performance of the Company’s real estate assets. These items include, but are not limited to, nonrecurring expenses, legal settlements, legal and professional fees, and acquisition costs. Management uses AFFO, which is a non- GAAP financial measure, to exclude such items. Management believes that reporting AFFO and Pro Forma AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. Management also believes that Property NOI, EBITDA and Adjusted EBITDA represent important supplemental measures for securities analysts, investors and other interested parties, as they are often used in calculating net asset value, leverage and other financial metrics used by these parties in the evaluation of REITs.

Forward-Looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding: (i) the future generation of financial returns from the acquisition of retail focused properties; (ii) the Company’s ability to complete future acquisitions of properties; (iii) the Company’s expectation that tenants will renew leases at amounts and terms comparable to existing lease agreements; (iv) the Company’s expectation that its properties remain the dominant location for retail in its markets; (v) the anticipated implementation of the Company’s acquisition strategy; (vi) the Company’s expectation that demand for space in the secondary and tertiary markets will remain largely insulated from e-commerce retail trends; (vii) the Company’s annualized Common Stock dividend rate of $1.44 per share on an annualized basis; and (viii) the anticipated ability to produce returns and growth for the Company and its shareholders are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In addition, this press release states that the Company’s quarterly dividend rate on the Company’s common stock is $0.34 per share. A possible implication of this statement is that the Company will continuously pay quarterly dividends on the Company’s common stock of $0.34 per share. The Company’s dividend rates are set and may be reset from time to time by its Board of Directors. The Company’s Board of Directors will consider many factors when setting dividend rates, including the Company’s historical and projected income, normalized funds from operations, the then current and expected needs and availability of cash to pay the Company’s obligations, distributions which may be required to be paid to maintain the Company’s tax status as a real estate investment trust and other factors deemed relevant by the Board of Directors in its discretion. Accordingly, future dividend rates may be increased or decreased and there is no assurance as to the rate at which future dividends will be paid. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release.

Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:

Wheeler Real Estate Investment Trust, Inc.

Wilkes Graham
Chief Financial Officer
(757) 627-9088 / wilkes@whlr.us

Laura Nguyen
Director of Investor Relations
(757) 627-9088 / lnguyen@whlr.us

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE:
Rental revenues	$11,027	$8,455	$22,156	$15,197
Asset management fees	500	205	662	460
Commissions	194	91	309	244
Tenant reimbursements and other revenues	2,998	2,333	5,914	4,321
Total Revenue	14,719	11,084	29,041	20,222
OPERATING EXPENSES:
Property operations	3,747	2,797	7,741	5,472
Non-REIT management and leasing services	636	279	907	656
Depreciation and amortization	6,309	5,432	12,709	10,312
Provision for credit losses	168	77	420	165
Corporate general & administrative	1,317	2,512	3,549	4,794
Total Operating Expenses	12,177	11,097	25,326	21,399
Operating Income (Loss)	2,542	(13)	3,715	(1,177)
Gain on disposal of properties	1,022	—	1,022	—
Interest income	360	1	716	2
Interest expense	(4,570)	(3,742)	(8,747)	(6,162)
Net Loss from Continuing Operations Before Income Taxes	(646)	(3,754)	(3,294)	(7,337)
Income tax expense	(69)	—	(110)	—
Net Loss from Continuing Operations	(715)	(3,754)	(3,404)	(7,337)
Discontinued Operations
Income from discontinued operations	—	55	16	76
(Loss) gain on disposal of properties	(11)	688	1,502	688
Net (Loss) Income from Discontinued Operations	(11)	743	1,518	764
Net Loss	(726)	(3,011)	(1,886)	(6,573)
Less: Net loss attributable to noncontrolling interests	(13)	(313)	(54)	(646)
Net Loss Attributable to Wheeler REIT	(713)	(2,698)	(1,832)	(5,927)
Preferred stock dividends	(2,494)	(512)	(4,977)	(1,023)
Net Loss Attributable to Wheeler REIT Common Shareholders	$(3,207)	$(3,210)	$(6,809)	$(6,950)

Loss per share from continuing operations (basic and diluted)	$(0.37)	$(0.46)	$(0.96)	$(0.91)
Income per share from discontinued operations	—	0.08	0.17	0.08
	$(0.37)	$(0.38)	$(0.79)	$(0.83)
Weighted-average number of shares:
Basic and Diluted	8,628,204	8,410,618	8,591,458	8,347,367
Dividends declared per common share	$0.34	$0.42	$0.76	$0.84

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except par value and share data)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS:
Investment properties, net	$384,432	$388,880
Cash and cash equivalents	7,052	4,863
Restricted cash	9,242	9,652
Rents and other tenant receivables, net	3,670	3,984
Related party receivables	1,803	1,456
Notes receivable	12,000	12,000
Goodwill	5,486	5,486
Assets held for sale	—	366
Above market lease intangible, net	10,954	12,962
Deferred costs and other assets, net	42,121	49,397
Total Assets	$476,760	$489,046
LIABILITIES:
Loans payable, net	$305,018	$305,973
Liabilities associated with assets held for sale	—	1,350
Below market lease intangible, net	11,112	12,680
Accounts payable, accrued expenses and other liabilities	9,708	9,610
Dividends payable	5,473	1,711
Total Liabilities	331,311	331,324
Commitments and contingencies
Series D Cumulative Convertible Preferred Stock (no par value, 4,000,000 shares authorized, 2,237,000 shares issued and outstanding; $55.93 million aggregate liquidation preference)	52,869	52,530

EQUITY:
Series A Preferred Stock (no par value, 4,500 shares authorized, 562 shares issued and outstanding)	453	453
Series B Convertible Preferred Stock (no par value, 5,000,000 authorized, 1,871,244 shares issued and outstanding; $46.78 million aggregate liquidation preference)	40,776	40,733
Common Stock ($0.01 par value, 18,750,000 shares authorized, 8,666,646 and 8,503,819 shares issued and outstanding, respectively)	87	85
Additional paid-in capital	226,075	223,939
Accumulated deficit	(183,729)	(170,377)
Total Shareholders’ Equity	83,662	94,833
Noncontrolling interests	8,918	10,359
Total Equity	92,580	105,192
Total Liabilities and Equity	$476,760	$489,046

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Reconciliation of Funds From Operations (FFO)
(unaudited, in thousands)

	Three Months Ended June 30,
	Same Stores		New Stores		Total		Period Over Period Changes
	2017	2016	2017	2016	2017	2016	$	%
Net (Loss) Income	$(1,189)	$(1,860)	$463	$(1,151)	$(726)	$(3,011)	$2,285	75.89%
Depreciation and amortization of real estate assets	3,803	4,470	2,506	962	6,309	5,432	877	16.15%
Loss (gain) on disposal of properties	11	—	(1,033)	—	(1,022)	—	(1,022)	—%
Loss (gain) on disposal of properties-discontinued operations	11	(688)	—	—	11	(688)	699	101.60%
FFO	$2,636	$1,922	$1,936	$(189)	$4,572	$1,733	$2,839	163.82%

	Six Months Ended June 30,
	Same Stores		New Stores		Total		Period Over Period Changes
	2017	2016	2017	2016	2017	2016	$	%
Net loss	$(1,763)	$(5,422)	$(123)	$(1,151)	$(1,886)	$(6,573)	$4,687	71.31%
Depreciation and amortization of real estate assets	7,657	9,350	5,052	962	12,709	10,312	2,397	23.24%
Loss (gain) on disposal of properties	11	—	(1,033)	—	(1,022)	—	(1,022)	—%
Gain on disposal of properties-discontinued operations	(1,502)	(688)	—	—	(1,502)	(688)	(814)	(118.31)%
FFO	$4,403	$3,240	$3,896	$(189)	$8,299	$3,051	$5,248	172.01%

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries Reconciliation of Adjusted Funds From Operations (AFFO) (unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Loss	$(726)	$(3,011)	$(1,886)	$(6,573)
Depreciation and amortization of real estate assets	6,309	5,432	12,709	10,312
Gain on disposal of properties	(1,022)	—	(1,022)	—
Loss (gain) on disposal of properties-discontinued operations	11	(688)	(1,502)	(688)
FFO	4,572	1,733	8,299	3,051
Preferred stock dividends	(2,494)	(512)	(4,977)	(1,023)
Preferred stock accretion adjustments	205	88	400	177
FFO available to common shareholders and common unitholders	2,283	1,309	3,722	2,205
Acquisition costs	339	383	599	796
Capital related costs	166	188	386	250
Other non-recurring and non-cash expenses (1)	23	222	130	459
Share-based compensation	224	261	601	411
Straight-line rent	(219)	(135)	(404)	(142)
Loan cost amortization	1,064	645	1,827	835
Accrued interest income	(120)	—	(238)	—
Above (below) market lease amortization	190	—	383	72
Recurring capital expenditures and tenant improvement reserves	(245)	(187)	(451)	(326)
AFFO	$3,705	$2,686	$6,555	$4,560

Weighted Average Common Shares	8,628,204	8,410,618	8,591,458	8,347,367
Weighted Average Common Units	728,934	705,558	745,353	646,732
Total Common Shares and Units	9,357,138	9,116,176	9,336,811	8,994,099
FFO per Common Share and Common Units	$0.24	$0.14	$0.40	$0.25
AFFO per Common Share and Common Units	$0.40	$0.29	$0.70	$0.51

(1)
Other non-recurring expenses are detailed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the period ended June 30, 2017.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Reconciliation of Property Net Operating Income
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Property Revenues	$13,862	$10,788	$27,771	$19,518
Property Expenses	3,747	2,797	7,741	5,472
Property Net Operating Income	10,115	7,991	20,030	14,046
Asset Management and Commission Revenue	694	296	971	704
Other non-property income	163	—	299	—
Other Income	857	296	1,270	704
Non-REIT management and leasing services	636	279	907	656
Depreciation and amortization	6,309	5,432	12,709	10,312
Provision for credit losses	168	77	420	165
Corporate general & administrative	1,317	2,512	3,549	4,794
Total Other Operating Expenses	8,430	8,300	17,585	15,927
Gain on disposal of properties	1,022	—	1,022	—
Interest income	360	1	716	2
Interest expense	(4,570)	(3,742)	(8,747)	(6,162)
Net Loss from Continuing Operations Before Income Taxes	(646)	(3,754)	(3,294)	(7,337)
Income tax expense	(69)	—	(110)	—
Net Loss from Continuing Operations	(715)	(3,754)	(3,404)	(7,337)
Discontinued Operations
Income from operations	—	55	16	76
(Loss) gain on disposal of properties	(11)	688	1,502	688
Net (Loss) Income from Discontinued Operations	(11)	743	1,518	764
Net Loss	$(726)	$(3,011)	$(1,886)	$(6,573)

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries
Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization - EBITDA
(unaudited, in thousands)

		Three Months Ended June 30,		Six Months Ended June 30,
		2017	2016	2017	2016
Net Loss		$(726)	$(3,011)	$(1,886)	$(6,573)
Add back:	Depreciation and amortization (1)	6,499	5,432	13,092	10,384
	Interest Expense (2)	4,570	3,762	8,756	6,204
	Income taxes	69	—	110	—
EBITDA		10,412	6,183	20,072	10,015
Adjustments for items affecting comparability:
	Acquisition costs	339	383	599	796
	Capital related costs	166	188	386	250
	Other non-recurring expenses (3)	23	222	130	459
	Gain on disposal of properties	(1,022)	—	(1,022)	—
	Loss (gain) on disposal of properties-discontinued operations	11	(688)	(1,502)	(688)
Adjusted EBITDA		$9,929	$6,288	$18,663	$10,832

(1)	Includes above (below) market lease amortization.

(2)	Includes loan cost amortization and amounts associated with assets held for sale.

(3)
Other non-recurring expenses are detailed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the period ended June 30, 2017.